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                                                                    EXHIBIT 10.4

                             Dated February 11, 2003

                           MARKETAXESS EUROPE LIMITED

                                       and

                                  IAIN BAILLIE

                             CONTRACT OF EMPLOYMENT

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                             CONTRACT OF EMPLOYMENT

This Contract of Employment is made between:

Name of Employer: MARKETAXESS EUROPE LIMITED (the "Company") whose address is 71 Fenchurch Street, London EC3M 4BS.

Name of Employee: Iain Baillie ("you") whose address is

This Contract of Employment sets out the terms on which you are employed by the Company.

1        INTERPRETATION

1.1      In this agreement (and any schedules to it):

         1.1.1 "BOARD" means the board of directors of the Company from time to time or any person or committee nominated by the board of directors as its representative for the purposes of this agreement;

         1.1.2    "EMPLOYMENT" means the employment governed by this agreement;

         1.1.3 "GROUP" means the Company, its ultimate holding company for the time being and the associated companies (as defined in section 435 of the Insolvency Act 1986) of the Company for the time being;

         1.1.4 "GROUP COMPANY" means a member of the Group and "GROUP COMPANIES" will be interpreted accordingly;

         1.1.5 "HOLDING COMPANY" has the meaning given in section 736 of the Companies Act 1985; and

         1.1.6 "Termination Date" means the date on which the Employment is terminated;

         1.1.7 references to any statutory provisions include any modifications or re-enactments of those provisions;

         1.1.8 references in this agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangements, are references to the versions or forms of the relevant documents as amended or updated from time to time; and

         1.1.9    headings will be ignored in construing this agreement.

2        START DATE AND CONTINUOUS EMPLOYMENT

         Subject to the fulfilment of the condition set out at clause 3.1 below, your employment will start on or before April 2, 2003, or, if later, the date on which the condition set out at clause 3.1 is satisfied. No previous employment counts as continuous employment with the Company.

3        CONDITIONS

3.1 The commencement of your employment is conditional upon you obtaining unconditional registration by the Financial Services Authority (or its replacement regulatory authority), if this is necessary for your position, and to the holding of any other qualification, licence, authority,

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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         registration or membership required (by statute or otherwise) for the proper performance of your duties under this contract.

3.2 If you take up your position prior to the satisfaction of the condition set out at clause 3.1, your employment remains subject to its satisfaction. If the condition cannot be satisfied or remains unfulfilled after a reasonable period of time, the Company may, at its sole and absolute discretion, terminate your employment without notice, any payment in lieu of notice and shall not be liable to provide any form of compensation whatsoever.

3.3 If at any time the condition at clause 3.1 above ceases to be satisfied, your employment shall terminate immediately and the Company shall not be liable to give notice, pay in lieu of notice or provide any form of compensation whatsoever, provided always that the Company shall have given you all reasonable assistance to fulfil the condition at Clause 3.1.

3.4 You acknowledge that you have not relied on any taxation or other financial advice from the Company or any other Group Company in deciding whether to enter into this agreement.

4        JOB TITLE

         Your job title is Head of MarketAxess Europe. The Company reserves the right in its sole discretion, after taking into account your skills and competencies, to transfer you to another position or department in order to meet its developing business needs. Should this occur during your first year of employment your salary and other remuneration will remain the same.

5        DURATION OF EMPLOYMENT

5.1 Either you or the Company may give to the other 1 months written notice to terminate your employment provided that such notice from the Company shall not expire before the first anniversary of your employment unless termination is for "cause" (i.e., your wilful misconduct in the performance of your duties under this Agreement; gross negligence in the performance of your duties under this Agreement which has a material adverse effect on the business or assets of the Company or its affiliates; your conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony; and/or any reason which would entitle the Company to terminate your employment without notice).

5.2 The Company reserves the right, at its sole and absolute discretion, to pay a sum equivalent to salary (at the rate set out in clause 9.1) and all other contractual benefits in lieu of any period of notice given either by you or the Company (less any deductions the Company is required by law to make). The Company may pay such sum as a lump sum at the later of seven days of the termination of employment or the next scheduled payroll date or, in equal monthly instalments payable on the dates upon which salary would normally have been paid if you had continued working during your notice period.

6        PLACE OF WORK

         You will be based at the Company's principal office at Fenchurch Street in London but you may be required to work at another location within (Greater) London area or, on a temporary basis, at another location within the United Kingdom. You may also be expected to travel and work outside the United Kingdom from time to time.

Contract of Employment
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7        HOURS OF WORK

7.1 Your normal hours of work are 9 am to 5 pm Monday to Friday with a one hour lunch break per day ("your normal weekly hours'").

7.2 You agree that your working time, in any reference period may exceed 48 hours in any seven day period and that the limit specified in Regulation 4(1) of the Working Time Regulations 1998 ("the Regulations") shall not apply to your employment by us. You must give the Company not less than three months' notice if you wish to withdraw your agreement to exclude Regulation 4(1).

8        YOUR DUTIES

8.1 You must comply with the Company's normal weekly hours and you will also work any additional hours, which may be reasonably necessary to perform your duties to the satisfaction of the Company. You will not receive any further remuneration for any hours worked in addition to your normal weekly hours.

8.2      You will (subject to clause 8.3 of this Agreement):

         8.2.1 devote the whole of your working time, attention and skill to your Employment under this Agreement;

         8.2.2 not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the written consent of the Company);

         8.2.3    properly perform your duties and exercise your powers;

         8.2.4 accept any offices or directorships as reasonably required by the Company;

         8.2.6 comply with all rules and regulations reasonably issued by the Company;

         8.2.6    obey the reasonable directions of the Company; and

         8.2.7 use your best endeavours to promote the interests and reputation of every Group Company.

8.3 You will promptly disclose to the Company full details of any wrongdoing of which you are aware or made aware by any employee of any Group Company where that wrongdoing is material to that employee's employment by the relevant company or to the interests or reputation of any Group Company.

9        SALARY

9.1      Your salary is 140,000 GBP per annum, accruing on a daily basis.

9.2 Salary will be paid in equal monthly instalments in arrears on or about the 25th day of each calendar month, after deduction of income tax, national insurance contributions, other statutory deductions and other agreed deductions.

9.3 The Company reserves the right to recover from your previous salary payments, any overpayment of remuneration or other payments, made by mistake or through misrepresentation or for any other reason.

9.4 On termination of your employment the Company may deduct from your final salary payment an amount equal to any sums you owe to the Company.

Contract of Employment
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10       BONUS

10.1 In addition to your salary, you may, at the Company's absolute discretion, be eligible to receive a bonus payment (after deduction of income tax, national insurance contributions, other statutory deductions and other agreed deductions).

10.2 The amount of the bonus (if any) will be in the absolute discretion of the Company after taking into account your performance during the relevant year provided always that in exercising such discretion, the Company shall treat you no less favourably than other comparable senior executives, unless there is a good reason for doing so.

10.3 Bonus payments are ordinarily awarded in December and paid in January of the following year.

10.4 You will be paid a guaranteed minimum bonus for the calendar year 2003 only of (pound)250,000 and the bonus range shall be up to (pound)325,000 for the calendar year 2003. Your bonus (if any) in any other year will not necessarily be the same as, or comparable to, your guaranteed minimum bonus for the calendar year 2003.

10.5 Notwithstanding the terms of the bonus scheme from time to time in place, in the event your employment is terminated by the Company (including constructive dismissal) other than for "cause" (as defined in Clause 5.1) or by reason of your voluntary resignation, you shall be entitled to be paid the 2003 guaranteed minimum bonus as referred to at Clause 10.4. In the event that your employment is terminated by the Company for "cause", as defined in Clause 5.1, or you voluntarily resign, you shall not be entitled to any payment in respect to your guaranteed minimum bonus.

11       SHARES

11.1 On commencement of your Employment, you will be granted an Option under the MarketAxess Holdings Inc. 2001 Stock Incentive Plan ("Plan") to purchase 600,000 shares of the Company's common stock. Such grant will be made in accordance with the rules of the Plan (as amended from time to time).

11.2 The exercise price of the Option will, subject to receiving the necessary permissions to do so, which the Company shall use reasonable endeavours to procure, be one hundred percent (100%) of the Fair Market value (as defined in the rules of the Plan) of the share of Common Stock at the date of grant.

11.3 In addition, provided your employment has not by December 31st, 2003 been terminated by the Company for "cause" (as defined in Clause 5.1 above) or by reason of your voluntary resignation, you will be entitled to receive certain performance based stock options if you attain the following pre-establishing goals by December 31st 2003:

         11.3.1 If MarketAxess Europe's 2003 calendar year revenue meets or exceeds $8,486,341 and volumes meet or exceed $37.717 billion, you will be granted an additional stock option award to purchase 300,000 shares of the Company's stock; or

         11.3.2 If MarketAxess Europe's 2003 calendar year revenue meets or exceeds $4,371,450 and volumes meet or exceed $19.332 billion, you will be granted an additional stock option award to purchase 150,000 shares of the Company's stock.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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12       DIRECTORSHIPS

12.1 Your office as a director of any Group Company (if any) is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.

12.2 You must resign from any office held in any Group Company if you are asked to do so by the Company.

12.3 If you do not resign as an officer of a Group Company, having been requested to do so in accordance with clause 12.2, the Company will be appointed as your attorney to effect your resignation. By entering into this agreement you irrevocably appoint the Company as your attorney to act on your behalf to execute any document or, to do anything in your name necessary to effect your resignation in accordance with clause
         12.2. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 12.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing (in the absence of any manifest error) falls within that authority.

12.4 The termination of any directorship or other office held by you will not terminate your employment or amount to a breach of terms of this agreement by the Company.

12.5 During your Employment, should you be appointed a director of a Group Company, you will not do anything which could knowingly cause you to be disqualified from continuing to act as a director of that Company.

         During your Employment, you must not resign your office as a director of any Group Company without the agreement of the Company, such consent not to be unreasonably withheld.

13       HOLIDAYS

13.1     The leave year runs from 1 January to 31 December.

13.2 You are entitled to 25 days' paid holiday in each leave year ("holiday entitlement"), accruing on a daily basis. This will be pro-rated in the year of joining and leaving the Company and the resulting entitlement will be rounded up to the nearest whole day. Any holiday entitlement not used in a holiday year will be forfeited.

13.3 You must agree the dates of your holidays in advance with your manager. You agree that the provisions of Regulations 15(1) to (4) of the Regulations (dates on which leave is taken) do not apply to your employment.

13.4     You are also entitled to English bank and public holidays with pay.

13.5 On termination of employment you will be paid in respect of holiday entitlement not taken. If you have taken holidays in excess of your entitlement at the termination date, the Company may deduct from your final salary an amount that is equal to one two hundred and sixtieth of your gross salary payable under clause 9.1 multiplied by the number of excess days of holiday taken.

14       OTHER BENEFITS

14.1     PRIVATE MEDICAL INSURANCE

         Subject to satisfying any eligibility criteria imposed by the Company's insurers you will be entitled to participate in a private medical insurance scheme arranged by the Company.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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         Further details are available on request. This is a discretionary benefit and may be amended or withdrawn at any time.

14.2     LIFE ASSURANCE

         Subject to Inland Revenue Limits and to your complying with any eligibility requirements or other conditions set by the Company and any insurer of the Company and to your health not being such as to prevent the Company being able to obtain cover on reasonable terms, the Company shall arrange life assurance cover for you, currently equivalent to 4 times your basic salary (as set out in clause 9.1), and subject to a current salary cap of (Pounds Sterling)95,400. Premiums shall be paid by the Company. This is also a discretionary benefit and may be amended, or withdrawn at any time.

14.3     PENSION SCHEME

         You will be advised of the Company's pension scheme(s) in due course.

15       SICKNESS AND INJURY

15.1 If you are absent from work due to sickness or injury you must use your reasonable endeavours to inform the office no later than 9.30 am on the first day of absence.

15.2 If you are away from work for seven calendar days or less you must complete a self-certification form. For absences of more than seven calendar days you must provide a medical certificate from your doctor. Further medical certificates are required for the remainder of the period of your absence.

15.3 The Company reserves the right, at any time, to require you to undergo a medical examination at the Company's expense. The medical adviser may disclose the results of the examination to the Company provided that you shall be entitled to have access to the results of the examination and to comment on those results to the medical advisor prior to the disclosure of such results to the Company.

15.4 If you are absent from work due to sickness or injury the Company will continue to pay your base salary (as defined in clause 9.1) for a total period of 3 months (whether consecutive or otherwise) out of any 12 month period. Any payment of salary is inclusive of Statutory Sick Pay and is subject to the provision of appropriate supporting medical documentation, as reasonably required by the Company.

15.5 Any payments, to which you are entitled under any Social Security or National Insurance Scheme, whether or not claimed, may be deducted from any payments to you under clause 15.4.

16       CONFIDENTIAL INFORMATION

16.1 You must not use, divulge or disclose to any person, firm or organisation (except as required by law or to carry out your employment duties) any trade secrets or other confidential information relating to the business, finances or affairs of the Company.

16.2 This restriction applies after your employment ends but will not apply to information which becomes public, unless through unauthorised disclosure by you.

16.3 Nothing in this contract is intended to prevent you exercising any rights you may have to make "protected disclosure" in accordance with the provisions of the Employment Rights Act 1996.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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17       INTELLECTUAL PROPERTY RIGHTS

17.1 You will promptly inform the Company if you make or are involved in making an Invention during your Employment and will give the Company sufficient details of it to allow the Company to assess the Invention and to decide whether the Invention belongs to the Company. The Company will treat any Invention which does not belong to it as confidential.

         "INVENTION" means any invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any other country) relating to or capable of being used in the business of the Company.

17.2 If an Invention belongs to the Company, you will act as a trustee for the Company in relation to that Invention and you will, at the request and expense of the Company, do everything necessary to vest all right, title and interest in it in the Company or its nominee (as legal and beneficial owner) and to secure full patent or other appropriate protection anywhere in the world.

17.3 If you create or are involved in creating any Work during the Employment, you will promptly give the Company full details of it.

         "WORK" means any discovery, design, database or other work (whether registrable or not and whether a copyright work or not) which is not an Invention and which you create or are involved in creating:

         17.3.1   in connection with your Employment; or

         17.3.2 relating to or capable of being used in those aspects of the businesses of the Group Companies in which you are involved.

17.4     You:

         17.4.1 assign to the Company to the extent allowed by law all of your right, title and interest in any current or future Work (whether now existing or brought into being in the future); and

         17.4.2 will act as a trustee for the Company in relation to all such Works;

         and will in either case at the request and expense of the Company do everything necessary to vest all right, title and interest In any Work in the Company or its nominees (as legal and beneficial owner) and to defend its rights in those works and to secure appropriate protection anywhere in the world.

17.5 If you generate any Information or are involved in generating any Information during the Employment you will promptly give to the Company full details of it and you acknowledge that such Information belongs to the Company.

         "INFORMATION" means any idea, method or information, which is not an Invention or Work, generated by you either:

         17.5.1   in the course of your Employment; or

         17.5.2 outside the course of your Employment but relating to the business, finance or affairs of any Group Company.

17.6 If you become aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information you will promptly notify the Company in writing.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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17.7     You will not disclose or make use of any Invention, Work or Information without the Company's prior written consent unless the disclosure is necessary for the proper performance of your duties or is required by law.

17.8 So far as permitted by law you irrevocably waive any rights you may have under Chapter IV (moral rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

17.9 Rights and obligations under this clause 17 will continue after the termination of this agreement in respect of all Inventions. Works and Information (other than information which comes into the public domain otherwise than through unauthorised disclosure by you) made or obtained during your Employment and will be binding on your personal representatives.

17.10 You agree that you will not by your acts or omissions do anything that would or might prejudice the rights of the Company under this clause 17.

17.11 You will not make copies of any computer files belonging to any Group Company or their service providers and you will not introduce any of your own computer files into any computer used by any Group Company in breach of any Group Company policy, unless you have obtained the consent of the Board.

17.12 By entering into this agreement you irrevocably appoint the Company to act on your behalf to execute any document and do anything in your name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this clause 17 or the Company's entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 17.12, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing (in the absence of any manifest error) falls within that authority.

18       YOUR INTERESTS

18.1 You must disclose your financial interests, to the extent that this is required to fulfil your regulatory obligations, and as set out in the Compliance Manual.

18.2 You will (and will procure that your wife and dependent children, if any) comply with Part V of the Criminal Justice Act 1993 in relation to the trading of securities.

18.3 You warrant that, as at the time you execute this agreement, you have not been and are currently not the subject of any disciplinary investigations by the FSA which resulted or may result in any adverse finding against your character, other than as previously disclosed to the Company in writing.

19       GARDEN LEAVE

19.1 In this clause "DEMONSTRABLE STEPS" means any steps the Company has taken in actively and directly seeking to supply its services to any person during the period of your service.

19.2 At any time after notice to terminate employment is given by either party, or if you resign without giving due notice and the Company does not accept your resignation, the Company may require you to comply with any or all of the provisions in clause 19.3 and 19.4 for a maximum period of 1 month (the "GARDEN LEAVE PERIOD").

19.3     The Company may require that you do not:

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Marketaxess Europe Limited and Iain Baillie

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         19.3.1   enter or attend the premises of the Company or any other Group
                  Company; or

         19.3.2 contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

         19.3.3 contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

         19.3.4 remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

19.4 During the Garden Leave Period, you will be entitled to receive your salary and all contractual benefits in accordance with the terms of this agreement.

19.5 During the Garden Leave Period all of the obligations you owe the Company as an employee will remain. For the sake of clarity, this includes (but is not limited to) the following:

         19.5.1 you will not be employed in, or carry on for your own account or for any other person, whether directly or indirectly (or be a director of any company engaged in), any other business;

         19.5.2 you will not (either on your own behalf or for or with any other person), whether directly or indirectly, canvass or solicit the custom of any person who was a client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company, or in relation to which the Company or any Group Company had taken Demonstrable Steps, and in respect of which you had access to confidential information or with whose custom or business you were personally concerned;

         19.5.3 you will not (either on your own behalf or for or with any other person, whether directly or indirectly), deal with or otherwise accept the custom of any person who was at any time a client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company, or in relation to which the Company or any Group Company had taken Demonstrable Steps, and in respect of which you had access to confidential information or with whose custom or business you were personally concerned;

         19.5.4 you will not (either on your own behalf or for or with any other person, whether directly or indirectly), entice or try to entice away from the Company or any other Group Company any person who is or was an employee of such a company at any time during your service with the Company.

19.6 At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay to you a sum equivalent to salary and all other contractual benefits in lieu of the balance of any period of notice given by the Company or you (less any deductions the Company is required by law to make). The Company may pay such sum as a lump sum at the later of seven days of the termination of employment or the next scheduled payroll date or, in equal monthly instalments payable on the dates upon which salary would normally have been paid if you had continued working during your notice period.

20       DISCIPLINARY RULES

20.1 You must abide by the Company's disciplinary rules, as set out in the Disciplinary and Grievance Procedures Manual. The following are examples of conduct which is not acceptable

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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         to the Company and which may result in disciplinary action being taken against you. The list is intended as guidance only and should not be considered exhaustive:

         -        failure to meet the required standards of work performance;

         - poor time keeping; failure to keep records relating to your working time as required by the Company;

         -        smoking in "No Smoking" areas within the work-place;

         - falsification of records; failure to comply with the Company's health and safety policy;

         -        unauthorised use of Company property;

         -        unauthorised disclosure of confidential information;

         -        insubordination.

20.2 Examples of gross misconduct are serious incidents of any of the matters listed above and, by way of further example, the following:

         -        acts of discrimination or harassment;

         -        theft or dishonesty:

         - disorderly conduct including fighting or threatening physical violence;

         - being under the influence of alcohol or illegal drugs during working hours;

         - intentional damage to Company property or that of other employees;

         -        failure to comply with the rules of the Financial Services
                  Authority.

20.3 The Company reserves the right to suspend you from employment with pay for a reasonable period while investigating any alleged breach of the Disciplinary Rules.

20.4 If you are disciplined for failure to meet the required standards of work performance, the Company may move you to suitable alternative work, if this is available.

20.5 If you are found to have committed any act of gross misconduct, the Company may terminate your employment immediately without notice and without pay in lieu of notice.

21       RETURN OF COMPANY PROPERTY

         When your employment ends, or at any other time if you are requested to do so, you must return to the Company all property belonging or relating to the Company.

22       RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

22.1     In this clause:

         22.1.1 "COMPETITION" means participation, whether directly or indirectly and in any capacity whatsoever in any business;

                  (i) that is engaged in the design, development, operation or promotion of a multi-dealer to client electronic platform or electronic commerce network (ECN) for credit product fixed income securities (or other fixed income instruments) information research, distribution, trading and/or other transactions; and

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MarketAxess Europe Limited and Iain Baillie

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                  (ii)     whose principal business is electronic distribution,
                           research and/or trading of credit product fixed income securities;

                  but does not include:

                  (iii) your ownership of not more than 1% of the total outstanding stock of a publicly held company:

                  (iv) your performance of services for any business to the extent that such services do not otherwise fall within paragraphs (i) or (ii) of this subclause (including, without limitation, your performance of services for any entity which has a division or business unit engaging in competition with the Company's business, if such performance does not in any capacity, directly or indirectly, involve work with or assistance to such division or business unit); or

                  (v) any activity engaged in by you with the prior written approval of the Board (such approval not to be reasonably withheld).

         22.1.2 "DEMONSTRABLE STEPS" means any steps the Company has taken in actively and directly seeking to supply its services to any person during the last 12 months of your service.

         "RESTRICTED PERIOD" means the period of 6 months less any Garden Leave Period imposed by the Company under clause 19 commencing on the Termination Date.

22.2 The Company may, in its absolute discretion, require you to comply with any or all of the provisions in clause 22.3 during the Restricted Period. The Company will inform you that it has exercised this discretion prior to the Termination Date.

22.3 You are likely to obtain trade secrets and confidential information and personal knowledge of and influence over clients and employees of the Group during the course of the Employment. To protect these interests of the Company, you agree with the Company that should it exercise its discretion under clause 22.2 you will be bound by the following covenants:

         22.3.1 During the Restricted Period you will not be employed in, or carry on for your own account or for any other person, whether directly or indirectly (or be a director of any company engaged in), any business which is or which you would reasonably expect to be in Competition with any business of the Company or any other Group Company being carried on by such company at the Termination Date provided you were materially concerned or connected with, or had material knowledge (not available in the public domain) of, that business at any time during the last 12 months of your service with the Company.

         22.3.2 During the Restricted Period you will not (either on your own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in Competition with the Company or any other Group Company the custom of any person who at any time during the last 12 months of your service with the Company was a client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company, or in relation to which the Company or any Group Company had taken Demonstrable Steps, and in respect of which you had access to confidential information or with whose custom or business you were personally concerned.

         22.3.3 During the Restricted Period you will not (either on your own behalf or for or with any other person, whether directly or indirectly), deal with or otherwise accept in Competition with the Company or any Group Company the custom of any person who

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

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                  was at any time during the last 12 months of your service with the Company a client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company, or in relation to which the Company or any Group Company had taken Demonstrable Steps, and in respect of which you had access to confidential information or with whose custom or business you were personally concerned.

         22.3.4 During the Restricted Period you will not (either on your own behalf or for or with any other person, whether directly or indirectly), entice or try to entice away from the Company or any other Group Company any person who was a senior employee of such a company at any time during your last 6 months of service with the Company and with whom you had worked closely at any time during that period.

22.4 Should the Company exercise its discretion under clause 22.2, then during the Restricted Period you will be entitled to receive a payment equivalent to your salary alone (as set out in clause 9.1) for a period of 3 months only.

22.5 Each of the paragraphs contained in clause 22.3 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

22.6 Following the Termination Date, you will not represent yourself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

22.7 Any benefit given or deemed to be given by you to any Group Company under the terms of this clause 22 is received and held on trust by the Company for the relevant Group Company. You will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

23       DATA PROTECTION ACT 1998

23.1 For the purposes of the Data Protection Act 1998 you give your consent to the holding and processing of personal data provided by you to the Company for all purposes relating to the performance of this contract including, but not limited to:

         -        administering and maintaining personnel records;

         -        paying and reviewing salary and other remuneration;

         -        undertaking performance appraisals and reviews;

         -        maintaining sickness and other absence records;

         -        taking decisions as to your fitness for work;

         - providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

         - providing information to future purchasers of the Company or of the business in which you work; and

         - transferring information concerning you to a country or territory outside the EEA.

23.2 You acknowledge that during your Employment you will have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees,

Contract of Employment
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                                       12
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         customers and other individuals held and controlled by the Company. You agree to comply with the terms of the Act in relation to such data.

24       PERSONAL ACCOUNT TRANSACTIONS

         You acknowledge that the Company has drawn to your attention its written notice setting out the restrictions upon the Company's employees undertaking personal account transactions, as defined in the Financial Services Authority Handbook (the "RESTRICTIONS"). You acknowledge that the Restrictions will apply to you. You will comply with the Restrictions for the duration of this agreement.

25       OFFERS ON LIQUIDATION

25.1 You will have no claim against the Company if your Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company; and

25.2 you are offered employment with the company succeeding to the Company upon such liquidation or reorganisation; and

25.3 the new terms of employment offered to you are no less favourable to you than the terms of this Agreement.

26       STATUTORY PARTICULARS

         This contract and the attached appendix contain the written particulars of employment which you are entitled to receive under the Employment Rights Act 1996.

27       WHOLE AGREEMENT

         This contract supersedes any previous arrangements, whether oral or in writing, between the Company and you in relation to the matters dealt with in it. It contains the whole agreement between the Company and you relating to your employment at the date the contract was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties).

28       CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

         A person who is not a party to this contract has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this contract but this does not affect any right or remedy of the third party which exists apart from that Act.

29       WAIVER

29.1 Neither party's rights or powers under this agreement will be affected if:

         29.1.1   one party delays in enforcing any provision of this agreement;
                  or

         29.1.2   one party grants time to the other party.

29.2 If either party agrees to waive his rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by him. A party's agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

                                       13
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30       GOVERNING LAW

         This contract will be governed by and construed in accordance with English law. The Company and you submit to the exclusive jurisdiction of the English Courts in relation to any dispute arising in connection with this contract.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

Signed /s/ Richard M. McVey                        Date 11 Feb. 2003
       ------------------------------------
For and on behalf of
MARKETAXESS EUROPE LIMITED

I agree to the above terms and conditions of employment. I am executing this Agreement as a Deed witnessed by the person named below:

Executed as a Deed /s/ Iain Baillie                Date 14th FEB 2003
                   -------------------------
Iain Baillie

In the presence of:

/s/ David Gibbs                                    Date 14.2.03
-------------------------------------------

Witness Name: DAVID GIBBS

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

                                       15
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APPENDIX 1

The Company is required by law to give you details of the following matters pursuant to the Employment Rights Act 1996, as amended. These particulars do not form part of your contract of employment.

DISCIPLINARY AND GRIEVANCE PROCEDURES

The Company's disciplinary and grievance procedures are currently being finalised. They will subsequently be advised to employees.

Contract of Employment
MarketAxess Europe Limited and Iain Baillie

                                       16